UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  March 17, 2005

Date of Earliest Event Reported:  January 26, 2005

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2838 Woodside Street

Dallas, Texas 75204

(Address of principal executive offices) (Zip Code)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K of Energy Transfer Partners, L.P., filed with the Securities and Exchange Commission on February 1, 2005 (the “Form 8-K”), which reported under Item 2.01 the acquisition of 98% of the general and limited partner interests of HPL Consolidation LP, the entity owning the HPL Companies that own the Houston Pipeline system and related storage facilities. This amendment is filed to provide the financial statements and the pro forma financial information required by Item 9.01, and unless set forth below, all previous Items of the Form 8-K are unchanged.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On January 26, 2005, we announced that we acquired a controlling interest in the company that owns the Houston Pipeline System and related storage facilities, which we refer to collectively as the Houston Pipeline System, from subsidiaries of American Electric Power Company, or AEP. Under the terms of the transaction, our midstream and transportation operating subsidiary, La Grange Acquisition, L.P., acquired the 1% general partner interest and a 97% limited partner interest in HPL Consolidation LP, the entity owning the companies that own the Houston Pipeline System.

The Houston Pipeline System is comprised of approximately 4,200 miles of intrastate natural gas pipeline with an aggregate capacity of 2.4 Bcf/d, the underground Bammel storage reservoir and related transportation assets. The system has access to multiple sources of historically significant natural gas supply reserves from south Texas, the Gulf Coast, east Texas and the western Gulf of Mexico, and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City and other cities located along the Gulf Coast of Texas. The Houston Pipeline System is well situated to gather gas in many of the major gas producing areas in Texas. The Houston Pipeline System has a particularly strong presence in the key Houston Ship Channel and Katy Hub markets, which significantly contribute to the Houston Pipeline System’s overall ability to play an important role in the Texas natural gas markets. The Houston Pipeline System is also well positioned to capitalize upon off-system opportunities due to its numerous interconnections with other pipeline systems, its direct access to multiple market hubs at Katy, the Houston Ship Channel and Agua Dulce, and its operation of the Bammel storage facility. The Bammel storage facility is one of the largest storage facilities in North America with a total working gas capacity of approximately 65 Bcf. The field has a peak withdrawal rate of 1.3 Bcf/d. The field also has considerable flexibility during injection periods in that the Houston Pipeline System has engineered an injection well configuration to provide for a 0.6 Bcf/d peak injection rate. The Bammel storage facility is strategically located near the Houston Ship Channel market area and the Katy Hub and is ideally suited to provide a physical backup for on-system and off-system customers.

We paid approximately $825.0 million for the interests in the Houston Pipeline System, subject to working capital adjustments, and financed the acquisition through a combination of sources, including borrowings under our credit facility and a private placement of our common units with institutional investors. In addition, the payment for the inventory of working gas stored in the Bammel storage facility was financed through a short term borrowing from a related party.

The Houston Pipeline System. The Houston Pipeline System consists entirely of intrastate natural gas pipelines and storage facilities and, as such, the rates charged for transportation and storage services are not regulated by the Federal Energy Regulatory Commission. However, the Houston Pipeline System is subject to the jurisdiction of the Texas Railroad Commission (“TRRC”). Please read “Risk Factors” below for a discussion of the regulatory risks associated with the Houston Pipeline System.

The Houston Pipeline System extends from south Texas in a northeasterly direction to and around the Houston metropolitan area where it circles the city and further accesses the Texas City and Beaumont areas. The Houston Pipeline System accesses east Texas supplies and the Houston area markets from a pipeline that flows from north Texas. The Houston Pipeline System can be described as six main transmission lines and three market area loops supported by the Bammel storage facility, a number of gathering lines, and access to third party processing and treating facilities.

•

South Texas Pipeline. The South Texas pipeline is operated by us and consists of 193 miles of 24-inch and 30-inch pipeline that runs from Thompsonville, Texas in Jim Hogg County to the Oasis pipeline’s Prairie Lea compressor station in Caldwell County, Texas. This pipeline has a throughput capacity of 350 MMcf/d. Natural gas is received from Webb, Zapata and Live Oak Counties of Texas and is delivered primarily to the Austin and Mid-Texas pipelines described below. We own 80% of this pipeline and Kinder Morgan owns 20%.

•	The Austin Pipeline. The Austin pipeline, which is contiguous with the South Texas pipeline, consists of 18 miles of 20-inch pipeline and 20 miles of 16-inch pipeline and runs from our Prairie Lea compressor station to Travis County, Texas. This pipeline has a throughput capacity of 120 MMcf/d. We and Kinder Morgan each own 50% of this pipeline.

•	Mid-Texas Pipeline. The Mid-Texas pipeline, in which we own exclusive rights to 50% of the available pipeline capacity, consists of 129 miles of 30-inch pipeline and 10 miles of 12-inch pipeline originating in western Gonzales County, Texas and terminating in Waller County, Texas at the Katy Hub. This pipeline has a throughput capacity of 500 MMcf/d. West Texas production is received from Duke Energy Field Services pipeline, and south Texas production is received from our South Texas pipeline.

•	Beeville Pipeline. The Beeville pipeline consists of 70 miles of 18-inch pipeline from Beeville, Texas to Victoria, Texas and 115 miles of 24-inch pipeline from Victoria to Texas City, Texas. This pipeline has a throughput capacity of 240 MMcf/d. The Beeville pipeline accesses numerous producing fields in the Texas Gulf Coast and also serves as an overflow to the South Texas pipeline and the A/S pipeline, delivering that gas to Houston area markets.

•	A/S Pipeline. The A/S pipeline consists of 300 miles of 30-inch pipeline that originates in Nueces County, Texas and terminates in Newton County, Texas. This pipeline has a throughput capacity of 600 MMcf/d. We are a 50% owner in this pipeline that is operated by Enterprise (formerly Gulf Terra). This pipeline has access to numerous onshore and offshore gas fields along the Texas Gulf Coast and markets natural gas from Corpus Christi to the Houston Ship Channel to the Beaumont/Port Arthur area.

•	Texoma Pipeline. The Texoma pipeline consists of 266 miles of 30-inch pipeline that originates at the Texas/Oklahoma border and terminates in Port Neches, Texas. This pipeline has a throughput capacity of 300 MMcf/d. This pipeline serves as a supply source for the Beaumont/Port Arthur area and the A/S pipeline.

•	City Loops. The City Loops pipelines consist of the Houston Loop pipeline, the Texas City Loop pipeline and the Corpus Christi Loop pipeline. The Houston Loop circles the city of Houston and is connected to the Bammel storage facility. The Houston Loop consists of 100 miles of 30-inch, 24-inch and 12-inch pipeline that has a throughput capacity of 1.3 Bcf/d serving the Houston local distribution companies load, other pipeline interconnects and the industrial markets along the Houston Ship Channel. The Texas City Loop consists of 90 miles of 16-inch and 18-inch pipeline and delivers gas to the markets of Texas City. The Corpus Christi Loop consists of 90 miles of 12-inch pipeline and serves the markets in Corpus Christi. Each of the Texas City Loop and the Corpus Christi Loop has a throughput capacity of 280 MMcf/d and 275 MMcf/d, respectively.

•	Bammel Storage Facility. The Bammel natural gas storage facility is one of the largest storage fields in North America, with a total working and cushion gas capacity of approximately 130 Bcf, a 1.3 Bcf/d peak withdrawal capacity, and a 0.6 Bcf/d peak injection capacity. The Bammel storage facility is strategically located near the Houston Ship Channel market area and the Katy Hub and is ideally suited to provide a physical backup for on-system and off-system customers.

•

Gathering Pipelines. The Zapata pipeline consists of 25 miles of 12-inch pipeline and 10 miles of 10-inch pipeline and numerous smaller sections. This pipeline gathers gas supplies in Zapata, southern Webb and Jim Hogg Counties and delivers the volumes to the South Texas pipeline. The Thompsonville pipeline consists of 100 miles of 12-inch pipeline plus numerous smaller sections. This pipeline delivers gas into our South Texas pipeline. The Edinburg pipeline consists of 80 miles of 24-inch pipeline and 30 miles of 16-inch pipeline located in Hidalgo, Brooks, Jim Wells and Kleberg Counties of south Texas. This pipeline delivers gas to the ExxonMobil King Ranch processing plant. The Big Cowboy pipeline consists of 45 miles of 16-inch pipeline located in Webb and Zapata Counties. This pipeline delivers gas to the Exxon Seven Sisters pipeline and then to the ExxonMobil King Ranch processing plant. The Dubose/Mission Valley pipeline is 89 miles of 12-inch and smaller pipelines that gather gas in Dewitt, Goliad, and Victoria Counties of Texas. The Southwest Speaks pipeline consists of 32 miles of 8-inch and 12-inch pipeline located in Colorado and Wharton Counties of Texas. The Bonus/Spanish Camp pipeline consists of 37 miles of 6-inch pipeline located in Lavaca and Jackson Counties of Texas. The South Padre Offshore pipeline consists of 70 miles of 20-inch pipeline from the offshore production of Padre Island and Mustang Island Block 881. The Valley pipeline consists of 137 miles of 8-inch, 12-inch and 16-inch pipeline running from Matagorda County, Texas through Brazoria County, Texas. The McMullen/Three Rivers pipeline consists of 80 miles of 12-inch and 6-inch pipeline in McMullen and Live Oak Counties of Texas.

•	Gas Processing. The Houston Pipeline System has multi-year gas processing agreements with Duke Energy Field Services, Hilcorp Energy Company and ExxonMobil that allow us to competitively gather processible gas in south Texas. We gather gas for processing at ExxonMobil’s King Ranch plant from the Edinburg, Big Cowboy, McMullen/Three Rivers and South Padre gathering pipelines. ExxonMobil has committed an aggregate plant capacity to these agreements of 385 MMcf/d. We have an agreement with Duke Energy Field Services for processing at the Gulf Plains plant for processible gas gathered in the Nueces County area with a committed capacity of 55 MMcf/d. We have an agreement with Hilcorp Energy Company for processing at the Old Ocean plant in Matagorda County with a committed capacity of up to 50 MMcf/d. We gather production in our South Padre Offshore pipeline from state waters adjacent to Kleberg and Kenedy Counties. The Lehman facility (slug catcher), onshore in Kleberg County, is capable of separating and handling up to 3,500 barrels of condensate and 250 MMBtu of natural gas from the South Padre Offshore pipeline.

•	Gas Treating. Our supply position is enhanced by having firm capacity in four carbon dioxide treating plants. These treaters remove carbon dioxide to a level that is equal to or greater than our sales gas specification. We own and operate the Dinn1 and Dinn 2 treating facilities. The combined treating capacity is 60 MMCf/d of inlet gas that has 12.5% carbon dioxide content. The plants reduce the carbon dioxide content of the inlet gas from 12.5% to 2%. The Southwest Speaks Treater, located in Lavaca County, is owned and operated by Hanover Compression, Inc. and provides us treating capability of 33 MMcf/d of inlet gas that has 8% carbon dioxide content. This plant reduces the carbon dioxide content of the inlet gas from 8% to 2%. The treated gas is delivered into our Southwest Speaks gathering pipeline and then delivered into our Beeville pipeline. We own and operate the Thompsonville treating facility. The plant provides treating capability of 115 MMcf/d of inlet gas that has 8% carbon dioxide content. The plant reduces the carbon dioxide content of the inlet gas from 8% to 2%. The treated gas is delivered into our South Texas pipeline.

Natural gas sales constitute the largest part of our natural gas volumes on the Houston Pipeline System, representing approximately 75% of the average daily gas volumes as of January 31, 2005. We sell natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies. The Houston Pipeline System is a key provider of export volumes to Mexico. All such sales may be supplied from the Houston Pipeline System or from off-system sources. The majority of the term gas sales on the Houston Pipeline System are made pursuant to contracts of one year or greater. Gas sales are also made under short-term agreements that generally range from one day to one month. The Houston Pipeline System currently transports over 0.6 Bcf/d for a variety of third party customers.

The Houston Pipeline System’s supply is primarily from directly connected wellhead gas and from gas supplied from pipeline interconnection points. Substantially all of the Houston Pipeline System’s gas requirements are purchased under contracts with certain market responsive pricing provisions. Market responsive prices adjust based on automatic, market-based indexing mechanisms or may be priced month-to-month on a negotiated cash price. The majority of wellhead contracts mature in one to ten years or are based on life of the reserves. Pipeline and plant tailgate supplies are purchased and priced on a daily or monthly basis.

Risk Factors

If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected

We may be unable to successfully integrate the operations of the Houston Pipeline System with our operations and to realize all of the anticipated benefits of the acquisition of the Houston Pipeline System.

Integration of the Houston Pipeline System with our business and operations will be a complex and time consuming process. Failure to successfully integrate the Houston Pipeline System with our business and operations in a timely manner may have a material adverse effect on our business, financial condition and results of operations.

In addition, we are still engaged in the process of integrating the businesses of Energy Transfer Company and Heritage Propane Partners. The difficulties of combining the companies include, among other things:

•	operating a significantly larger combined company and integrating additional midstream operations to our existing operations;

•	the necessity of coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures; and

•	consolidating corporate and administrative functions.

In addition, we may not realize all of the anticipated benefits from our acquisition of the Houston Pipeline System due to a number of potential factors including the impact of competition, fluctuations in markets, higher costs and difficulties in integrating operations.

We will also be exposed to risks that are commonly associated with transactions similar to this acquisition, such as unanticipated liabilities and costs, some of which may be material, and diversion of management’s attention. As a result, the anticipated benefits of the acquisition may not be fully realized, if at all.

We encounter competition from other midstream companies.

We experience competition in all of our markets. The acquisition of the Houston Pipeline System, which will increase the number of interstate pipelines and natural gas markets to which we have access, will also expand our principal areas of competition to areas such as southeast Texas and the Texas Gulf Coast. As a result of our expanded market presence and diversification, we will face additional competitors, such as major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport and market natural gas, that have greater financial resources and access to larger natural gas supplies than we do.

Our increased debt level may limit our future financial and operating flexibility.

As of November 30, 2004, we had approximately $1,838 million of consolidated debt outstanding on a pro forma basis giving effect to the acquisition of the Houston Pipeline System, including the incurrence of additional borrowings relating to this acquisition, which indebtedness represented 62.8% of our total book capitalization as of that date on a pro forma basis. As a result of the acquisition of the Houston Pipeline System and the related financings, our financial leverage is higher. Our level of indebtedness affects our operations in several ways, including, among other things:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions;

•	covenants contained in our existing debt arrangements require us to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

•	we may be at a competitive disadvantage relative to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

The Houston Pipeline System is subject to operational, regulatory and environmental risks.

The operations of the Houston Pipeline System are similar in many ways to the operations conducted by our existing transportation assets, and as a result, are subject to similar operational risks, regulatory requirements, environmental liabilities and pipeline right-of-way issues as potentially exist for our current transportation assets.

In addition, the Houston Pipeline System is subject to the jurisdiction of the TRRC. Generally, the TRRC has jurisdiction over all underground storage of natural gas in Texas, unless the facility is part of an interstate gas pipeline facility. Because the Houston Pipeline System’s natural gas storage facilities are only connected to intrastate gas pipelines, they fall within the TRRC’s jurisdiction. Under the TRRC’s regulations, a natural gas storage facility must have a commission-issued permit to operate. Some changes to a permit, such as facility expansions and increases in the maximum operating pressure, must be approved through an amendment process before the TRRC. In addition, the TRRC must approve transfers of the permits. The TRRC’s regulations also require all natural gas storage facilities to be operated to prevent waste, the uncontrolled escape of gas, pollution and danger to life or property. Accordingly, the TRRC requires natural gas storage facilities to implement certain safety, monitoring, reporting and record-keeping measures. Violations of the terms and provisions of a TRRC permit or a TRRC order or regulation can result in the modification, cancellation or suspension of an operating permit and/or civil penalties, injunctive relief, or both.

The Houston Pipeline System is comprised of assets such as storage facilities for which we have limited operating experience.

The assets of the Houston Pipeline System included storage facilities, which are a type of asset that we have limited experience operating. Operation of these assets will subject us to different governmental regulations and may result in increased costs. The success of our business strategy related to the operation of the Houston Pipeline System is dependent upon our ability to capitalize on significant operating synergies to further enhance the value of the assets. If we are unable to operate these assets in accordance with our business strategy, it could have a material adverse effect on our results of operations.

Our storage business depends on neighboring pipelines to transport natural gas.

To obtain natural gas, our storage business depends on the pipelines to which they have access. Many of these pipelines are owned by parties not affiliated with us. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on our ability, and the ability of our customers, to transport natural gas to and from our facilities and a corresponding material adverse effect on our storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from our facilities affect the utilization and value of our storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on our storage revenues.

We may not be able to fully execute our growth strategy if we encounter illiquid capital markets or increased competition for qualified assets.

Our strategy contemplates growth through the development and acquisition of a wide range of midstream, transportation, propane and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversify our asset portfolio, thereby providing more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating, the acquisition of additional assets and businesses, stand alone development projects or other transactions that we believe will present opportunities to realize synergies and increase our market position.

We may require substantial new capital to finance the future development and acquisition of assets and businesses. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to develop or acquire accretive assets. We may not be able to raise the necessary funds on satisfactory terms, if at all.

Consistent with our acquisition strategy, we are continuously engaged in discussions with potential sellers regarding the possible acquisition of additional assets or businesses. Such acquisition efforts may involve our participation in processes that involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations where we believe we are the only party or one of a very limited number of potential buyers in negotiations with the potential seller. We can give you no assurance that our current or future acquisition efforts will be successful or that any such acquisition will be completed on terms considered favorable to us.

In addition, we are experiencing increased competition for the assets we purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in us losing to other bidders more often or acquiring assets at higher prices. Either occurrence would limit our ability to fully execute our growth strategy. Our inability to execute our growth strategy may materially adversely impact the market price of our securities.

Our pipeline integrity program may impose significant costs and liabilities on us.

In December 2003, the U.S. Department of Transportation issued a final rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. The final rule was effective as of January 14, 2004. Based on the results of our current pipeline integrity testing programs, we estimate that compliance with this final rule for our existing transportation assets will result in capital costs of $4.5 million during 2005 to 2010, as well as operating and maintenance costs of $1.8 million during 2005 to 2010. We are continuing to assess the impact of this final rule on the Houston Pipeline System and cannot predict any estimated compliance costs for those assets at this time. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines.

If we do not make acquisitions on economically acceptable terms, any future growth will be limited.

Our ability to grow and to increase distributions to unitholders is dependent principally on our ability to make acquisitions that are accretive to our distributable cash flow per unit. Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of pipeline assets by large industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

In addition, we may be unable to make such accretive acquisitions for any of the following reasons, among others:

•	because we are unable to locate attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	because we are unable to raise financing for such acquisitions on economically acceptable terms; or

•	because we are outbid by competitors, some of which are substantially larger than us and have greater financial resources and lower costs of capital then we do.

Furthermore, even if we consummate acquisitions that we believe will be accretive, they may in fact result in no increase or even a decrease in distributable cash flow per unit. Any acquisition involves potential risks, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	encounter difficulties operating in new geographic areas or new lines of business;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired for which we are not indemnified or for which the indemnity is inadequate;

•	be unable to hire, train or retrain qualified personnel to manage and operate our growing business and assets;

•	less effectively manage our historical assets, due to the diversion of management’s attention from other business concerns;

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

If we consummate future acquisitions, our capitalization and results of operations may change significantly. As we determine the application of our funds and other resources, you will not have an opportunity to evaluate the economics, financial and other relevant information that we will consider.

On January 26, 2005, we consummated the acquisition of a controlling interest in the Houston Pipeline System for approximately $825.0 million, subject to working capital adjustments. In addition, the payment for the inventory of working gas stored in the Bammel storage facility was financed through a short term borrowing from a related party. We may be exposed to some or all of the risks described above in connection with this acquisition.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows and partners’ capital of HPL Consolidation LP for each of the three years in the period ended December 31, 2004 and the related notes, together with the report of the independent registered public accounting firm, are filed as Exhibit 99.2 to this Current Report.

(b)	Pro forma financial information.

The unaudited proforma consolidated balance sheet as of November 30, 2004, and the pro forma consolidated statements of operations for the year ended August 31, 2004 and the three months ended November 30, 2004 of Energy Transfer Partners, L.P. and the related notes are filed as Exhibit 99.3 to this Current Report.

(c)	Exhibits. The following exhibits are being furnished herewith:

Exhibit 4.1	—	Units Purchase Agreement dated January 14, 2005, between Energy Transfer Partners, L.P. and the Purchasers, ZLP Opportunity Fund, L.P., Brahman Partners II, L.P., BY Partners, L.P., Brahman C.P.F. Partners, L.P. and Brahman Partners III, L.P. (previously filed as a part of this Current Report on Form 8-K filed on February 1, 2005).

Exhibit 10.1	—	Purchase and Sale Agreement dated January 26, 2005, among HPL Storage LP and AEP Energy Services Gas Holding Company II, L.L.C., as Sellers, and La Grange Acquisition, L.P., as Buyer (previously filed as a part of this Current Report on Form 8-K filed on February 1, 2005).

Exhibit 10.2	—	Cushion Gas Litigation Agreement dated January 26, 2005, by and among AEP Energy Services Gas Holding Company II, L.L.C. and HPL Storage LP, as Sellers, and La Grange Acquisition, L.P., as Buyer, and AEP Asset Holdings, LP, AEP Leaseco LP, Houston Pipe Line Company, LP and HPL Resources Company LP, as Companies (previously filed as a part of this Current Report on Form 8-K filed on February 1, 2005).

Exhibit 10.3	—	Loan Agreement dated as of January 26, 2005, between La Grange Acquisition, L.P., as Borrower, and La Grange Energy, L.P., as Lender.

Exhibit 23.1	—	Consent of Deloitte and Touche LLP.

Exhibit 99.1	—	Press Release of the Registrant dated January 26, 2005 (previously filed as a part of this Current Report on Form 8-K filed on February 1, 2005).

Exhibit 99.2	—	Consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows and partners’ capital for each of the three years in the period ended December 31, 2004 of HPL Consolidation LP.

Exhibit 99.3	—	The unaudited proforma consolidated balance sheet as of November 30, 2004, and the consolidated statements of operations for the year ended August 31, 2004 and the three months ended November 30, 2004 of Energy Transfer Partners, L.P. and the related notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P., General Partner
	By:	Energy Transfer Partners, L.L.C., General Partner

Date: March 17, 2005	By:	/s/ Ray C. Davis
Ray C. Davis
Co-Chief Executive Officer and officer duly authorized to sign on behalf o the registrant

	By:	/s/ Kelcy L. Warren
Kelcy L. Warren
Co-Chief Executive Officer and officer duly authorized to sign on behalf of the registrant